Exhibit 99.1
PRESS RELEASE

Contact:	Jeffrey W. Kip SVP, Chief Financial Officer (314-633-7289)
Panera Bread Reports System-Wide Comparable Bakery-Cafe Sales Increased 1.8%
For the Four Weeks Ended July 25, 2006
St. Louis, MO, August 2, 2006 — Panera Bread Company (Nasdaq:PNRA) today reported that system-wide comparable bakery-cafe sales increased 1.8% for the four weeks ended July 25, 2006. The breakdown between Company-owned and franchise-operated bakery-cafes is as follows:

	For the 4 weeks ended	Year-to-date through
	July 25, 2006	July 25, 2006

Company-owned	2.2%	5.6%
Franchise-operated	1.6%	5.3%
Total System	1.8%	5.4%
Company-owned comparable bakery-cafe sales increases are based on sales for bakery-cafes that have been in operation and Company-owned for at least 18 months. Franchise-operated comparable bakery-cafe sales increases are based on sales for franchise bakery-cafes that have been in operation for at least 18 months. Both Company-owned and franchise-operated comparable bakery-cafe sales exclude closed locations.
The reported comparable sales increases for the four weeks ended July 25, 2006 were negatively impacted by sales lost at eight Company-owned bakery-cafes during the power outage in the St. Louis Metro area. The Company estimates these lost sales decreased the reported system-wide comparable bakery-cafe sales increase for the four weeks ended July 25, 2006 by 0.2% (and decreased the Company-owned comparable sales increase by 0.5%) based on historical results.
Included above are franchised and system-wide comparable bakery-cafe sales increases. System-wide sales are a non-GAAP financial measure that includes sales at all Company-owned bakery-cafes and franchise-operated bakery-cafes, as reported by franchisees. Management uses system-wide sales information internally in connection with store development decisions, planning, and budgeting analyses. Management believes system-wide sales information is useful in assessing consumer acceptance of the Company’s brand and facilitates an understanding of financial performance as the Company’s franchisees pay royalties and contribute to advertising pools based on a percentage of their sales.
Panera Bread Company owns and franchises bakery-cafes under the Panera Bread® and Saint Louis Bread Co.® names. The Company is a leader in the specialty bread/cafe category due to its unique bread combined with a quick, casual dining experience. Additional information is available on the Company’s website, www.panerabread.com.